Amendment dated February 12, 2014

to the Transfer Agency Agreement between

Guggenheim Funds Trust and Rydex Fund Services, LLC

Dated January 27, 2014

Amendment to

SCHEDULE A

to the

TRANSFER AGENCY AGREEMENT

dated January 27, 2014 between

GUGGENHEIM FUNDS TRUST

and

RYDEX FUND SERVICES, LLC

The following amendment is made to Schedule A of the Transfer Agency between Guggenheim Funds Trust (the “Trust”) and Rydex Fund Services, LLC (“RFS”), dated January 27, 2014, as amended to date (the “Agreement”), and is hereby incorporated into and made a part of the Agreement:

Schedule A of the Agreement is amended, effective March 26, 2014, to read as follows:

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN RYDEX FUND SERVICES,

LLC AND GUGGENHEIM FUNDS TRUST

Date: March 26, 2014

Funds

Guggenheim Enhanced World Equity Fund, Guggenheim Floating Rate Strategies Fund, Guggenheim High Yield Fund, Guggenheim Investment Grade Bond Fund, Guggenheim Large Cap Value Fund, Guggenheim Limited Duration Fund, Guggenheim Macro Opportunities Fund, Guggenheim Mid Cap Value Fund, Guggenheim Mid Cap Value Institutional Fund, Guggenheim Municipal Income Fund, Guggenheim Small Cap Value Fund, Guggenheim StylePlus—Large Core Fund, Guggenheim StylePlus—Mid Growth Fund, Guggenheim Total Return Bond Fund, Guggenheim World Equity Income Fund and Guggenheim Risk Managed Real Estate Fund.

In witness whereof, the parties hereto have caused this Amendment to be executed in their names and on their behalf and through their duly authorized officers as of the 12th day of February, 2014.

GUGGENHEIM FUNDS TRUST

By:	/s/ Amy J. Lee
Name: Amy J. Lee
Title: Secretary and Vice President

RYDEX FUND SERVICES, LLC

By:	/s/ Amy J. Lee
Name: Amy J. Lee
Title: Secretary